EXHIBIT 12


                   KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(In millions of dollars)                1993      1992       1991     1990    1989

Income (loss) from
  continuing operations                  $77      $(26)      $102     $113    $134

Add -
  Provision (benefit) for
     income taxes                         41       (38)        64       43      81
  Interest expense                        47        66         78       86      72
  Rental expense representa-
     tive of interest factor               5         6          6        6       6

       Earnings (loss)                  $170      $  8       $250     $248    $293

Fixed Charges -
  Interest expense                      $ 47      $ 66       $ 78     $ 86    $ 72
  Rental expense representa-
     tive of interest factor               5         6          6        6       6
  Interest capitalized                    20        15         16       19      12

       Total fixed charges              $ 72      $ 87       $100     $111    $ 90

Ratio of earnings to fixed
  charges                                2.4        -(1)      2.5      2.2     3.3



(1)Earnings in 1992 were inadequate to cover fixed charges by $79 million.